Exhibit 99.1

CyberOptics Reports Second Quarter Operating Results

Strong Sequential Quarterly Improvements Posted

With Continued Gains Forecasted for Third Quarter

Minneapolis, MN—August 1, 2013—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the second quarter of 2013 ended June 30:

  Consolidated sales of $9.3 million were up 39% from $6.7 million in this year’s first quarter. Sales of $13.0 million were reported in the year-earlier period.

  The operating loss for the quarter of $1.2 million was significantly less than the loss of $2.0 million in this year’s first quarter. Operating income of $98,000 was reported in the second quarter of 2012.

  CyberOptics posted a net loss of $1.2 million or $0.17 per share in the second quarter, a significant improvement from the net loss of $2.1 million or $0.31 per share in this year’s first quarter. CyberOptics reported net income of $143,000 or $0.02 per diluted share in last year's second quarter.

Kathleen P. Iverson, chief executive officer and chair, commented: “We are now seeing the initial signs of a recovery in the global SMT market, although the impact of the sharp downturn in the personal computer market continued to affect our year-over-year results. It is encouraging to note that the great majority of our strong sequential quarterly sales growth was generated outside the traditional PC market, and sales of next-generation products aimed at mobile computing and other higher-growth segments contributed to this positive development. During the quarter, sales of inspection systems increased 55%, while sales of electronic assembly sensors rose 58%. We believe these improvements should continue in the third quarter as activity levels in our geographic markets continue to strengthen.”

She continued: “We ended the second quarter with an order backlog of $4.2 million, up 66% from $2.5 million at the end of this year’s first quarter. This sizeable increase was driven by order bookings of $11 million in the second quarter, up 66% from the first quarter level. We also anticipate receiving a $1.0 million order in the third quarter from a major Asian ODM customer for SE500 solder paste inspection systems. Reflecting these positives, we believe our net loss for the third quarter ending September 30 will decline further to $0.01 to $0.07 per share on sales of $10.3 to $11.3 million. Our results for this period will include a one-time income tax benefit of $300,000. This forecast would result in another significant sequential quarterly revenue increase as well as a major bottom line improvement.”

Iverson said: “During the second quarter, we made continued progress with new inspection systems engineered for the mobile computing and high performance market segments, where much of the industry’s growth is occurring. The QX600 automated optical inspection (AOI) system that started selling in the first quarter and the SE600 SPI system that was introduced at the start of the third quarter are designed with significantly improved resolution, performance and usability, required for accurately inspecting the smallest circuit board components in smart phones, tablets and other high performance applications. We also posted good sales progress with our new SE500 Ultra SPI system, which offers a 30% increase in inspection speed for high-volume production runs, and with the QX100i in-line AOI system that was designed as part of our tiered product strategy.”

She added: “Major customers for our electronic assembly sensors placed increased LaserAlign orders for their pick-and-place platforms during the second quarter. We expect sensor revenue to continue increasing in the third quarter. During that period, we expect to start selling our next-generation LaserAlign sensor to a major OEM customer. Several of the customer’s platforms will deploy two of these new sensors, which will increase CyberOptics’ content with this major OEM. In addition, our Embedded Process Verification (EPV) system will become standard on certain of the OEM’s platforms, resulting in a new revenue stream for us. EPV is a diagnostic system that analyzes and displays video images of components on circuit boards at the point of pick and at placement, allowing for real-time feedback of the placement machine operation.”

Iverson also commented: “Our WaferSense product line continued to perform well in the second quarter. WaferSense sales were up 28% year-to-date from last year’s first half and were also up 16% in the second quarter versus the year-earlier period. Within this product category, we remain encouraged by the positive market reception accorded our particle sensor, which is our newest WaferSense product.”

CyberOptics ended the second quarter with cash and marketable securities of $25.3 million, compared to $27.4 million at the end of the first quarter. As of June 30th, CyberOptics has used approximately $700,000 to repurchase common shares under the current $3.0 million share repurchase authorization. Approximately $2.3 million remains available for share repurchasing under this authorization. The company believes it has the resources required for attaining its growth objectives over the next several years.

About CyberOptics

Founded in 1984, CyberOptics Corporation is a leading provider of sensors and inspection systems that provide process yield and through-put improvement solutions for the global electronic assembly and semiconductor capital equipment markets. Our products are deployed on production lines that manufacture surface mount technology circuit boards and semiconductor process equipment. By increasing productivity and product quality, our sensors and inspection systems enable electronics manufacturers to strengthen their competitive positions in highly price-sensitive markets. Headquartered in Minneapolis, Minnesota, we conduct worldwide operations through facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required for meeting customer orders; the effect of world events on our sales, the majority of which are from foreign customers; product introductions and pricing by our competitors; the level of revenue and profitability or loss we achieve in the remainder of 2013; success of anticipated new OEM and end-user opportunities; and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

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For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

Second Quarter Conference Call and Replay

CyberOptics will review its second quarter operating results in a conference call at 4:30 pm Eastern today. Investors can access this call at 1-480-629-9819 or toll-free at 1-877-941-9205 prior to the start of the call and providing the conference ID: 4628563. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the second quarter conference call will be available one hour after the call at 303-590-3030 with the same access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue	$9,317	$13,003	$16,030	$24,283
Cost of revenue	5,243	7,474	9,017	13,519
Gross margin	4,074	5,529	7,013	10,764
Research and development expenses	2,021	2,062	3,857	3,979
Selling, general and administrative expenses	3,224	3,369	6,351	6,595
Income (loss) from operations	(1,171)	98	(3,195)	190
Interest income and other	27	(76)	(77)	(41)
Income (loss) before income taxes	(1,144)	22	(3,272)	149
Provision (benefit) for income taxes	56	(121)	74	(86)
Net income (loss)	$(1,200)	$143	$(3,346)	$235
Net income (loss) per share - Basic	$(0.17)	$0.02	$(0.48)	$0.03
Net income (loss) per share - Diluted	$(0.17)	$0.02	$(0.48)	$0.03
Weighted average shares outstanding - Basic	6,907	6,935	6,933	6,934
Weighted average shares outstanding - Diluted	6,907	6,994	6,933	6,988

Condensed Consolidated Balance Sheets

	June 30, 2013	Dec. 31, 2012
	(Unaudited)
Assets
Cash and cash equivalents	$4,622	$7,340
Marketable securities	10,633	11,438
Accounts receivable, net	7,930	6,129
Inventories	11,763	12,533
Income tax refunds and deposits	811	1,325
Other current assets	1,385	1,338
Deferred tax assets	100	100
Total current assets	37,244	40,203

Marketable securities	10,032	10,435
Intangible and other assets, net	718	758
Fixed assets, net	1,562	1,719
Other assets	284	142
Deferred tax assets	329	363
Total assets	$50,169	$53,620

Liabilities and Stockholders’ Equity
Accounts payable	$3,605	$2,476
Accrued expenses	2,168	2,403
Deferred tax liability	29	29
Total current liabilities	5,802	4,908

Other liabilities	1,275	1,240
Total liabilities	7,077	6,148

Total stockholders’ equity	43,092	47,472
Total liabilities and stockholders’ equity	$50,169	$53,620

Backlog Schedule:
3rd Quarter 2013		$3,450
4th Quarter 2013 and beyond		733
Total backlog		$4,183